Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY
BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE
COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS
AMENDED.
COMMERCIAL SUPPLY AGREEMENT
by and between
PGxHealth, LLC
and
ScinoPharm Taiwan, Ltd.
August 19, 2010

COMMERCIAL SUPPLY AGREEMENT
     THIS COMMERCIAL SUPPLY AGREEMENT (this “CSA” or “Agreement”) is made and entered into as of the 19th day of August, 2010 (the “Effective Date”), by and between PGxHealth, LLC, a Delaware limited liability company with its principal business office located at One Gateway Center, Suite 702 Newton, MA 02458 (“PGx”), and ScinoPharm Taiwan, Ltd., a Taiwanese company with its principal business office located at No.1, Nan-Ke 8th Road, Tainan Science-Based Industrial Park, Shan-Hua, Tainan County 74144, Taiwan, R.O.C. (“SPT”).
     WHEREAS, SPT engages in the synthesizing and manufacturing of bulk active pharmaceutical ingredients;
     WHEREAS, PGx has developed the synthesis process technology for Product (as defined below) and owns the proprietary process to make Product and Finished Product (as defined below) and will, upon filing thereof, maintain ownership of all rights relating to the NDA (as defined below) for such Product; and
     WHEREAS, PGx desires to purchase Product made by PGx’s proprietary process from SPT for use in the manufacture of Finished Product and SPT desires to manufacture, test and supply Product to PGx (and not to any third party) in the Territory (as defined below), upon the terms and conditions set out hereinafter and in accordance with the Specifications (as defined below);
     NOW THEREFORE, in consideration of the mutual and joint promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     As used in this CSA, the following terms, whether used in the singular or plural, shall have the following meanings:
     1.1. “ADE” means Adverse Drug Experience as defined in 21 C.F.R. § 314.80 or in other applicable regulations.
     1.2. “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a Party. For purposes of this definition, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to substantially direct the management and policies of such non-corporate entities.

     1.3. “Annual Product Review Report” means the annual product review report prepared by SPT as described in Title 21 of the United States Code of Federal Regulations, Section 211.180(e), as amended.
     1.4. “Annual Report” means the annual report to the FDA prepared by PGx regarding the Product as described in Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2), as amended.
     1.5. “Applicable Law” means the applicable provisions of the statutes, laws, rules, regulations and orders of any Governmental Authority or any Regulatory Authority, including, without limitation, the United Stated Federal Food, Drug and Cosmetic Act of 1938, as amended, and all regulations and guidance documents thereunder.
     1.6. “Business Day” means any day other than a Saturday, Sunday or any day banks are authorized or required to be closed in the Commonwealth of Massachusetts.
     1.7. “cGMPs” means then-current Good Manufacturing Practices applicable to Product, as established and interpreted by the FDA and other applicable Regulatory Authorities and as may be specified in International Conference on Harmonization (ICH) Guidance Q7 “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients,” as may be amended, replaced, or superseded from time to time.
     1.8. “Commercial Launch” shall mean the date of the first commercial sale of Finished Product by PGx to a third party after FDA or the Regulatory Authority in the Territory has approved Finished Product for commercial sale.
     1.9. “Confidential Information” means anything which constitutes, represents, evidences, or records secret or confidential scientific, technical, merchandising, production, management or commercial information (including but not limited to, all information relating to the disclosing party’s technology, Know-How, data, materials, products, processes, potential or actual customers, business strategies, suppliers or business) that is disclosed to one Party by the other Party under this CSA.
     1.10. “CSA” shall have the meaning ascribed to such term in the introductory sentence hereof.
     1.11. “Deficiency Notice” means a written notice of all claims for Product that deviate from the Specifications, cGMPs, or Applicable Laws.
     1.12. “Delivery Date” shall have the meaning ascribed to such term in Section 3.2 below. To be clear, Delivery Date shall mean the date in an accepted Purchase Order on which SPT shall deliver to the Exchange Point the requested quantities of Product ordered pursuant to the accepted Purchase Order.

     1.13. “Delivery Point” means such address as is identified in any Purchase Order submitted by PGx to SPT hereunder.
     1.14. “Effective Date” shall have the meaning ascribed to such term in the introductory sentence hereof.
     1.15. “Exchange Point” means the [*] (which serves the location of the shipping point where Product is considered delivered (and risk of loss and title is exchanged between the Parties) pursuant to Section 4.1.
     1.16. “Facility” means SPT’s manufacturing facility located in [*] as applicable.
     1.17. “FDA” means the United States Food and Drug Administration, or any successor Regulatory Authority.
     1.18. “Finished Product” means any commercial or clinical product of PGx or its Affiliates that contains Product.
     1.19. “Governmental Authority ” means any federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body.
     1.20. “Health Registrations” means any and all governmental or regulatory consents, registrations, and approvals or permits necessary to sell or manufacture Product in the Territory, including, without limitation, the NDA.
     1.21. “Indemnitee” shall have the meaning ascribed to such term in Section 16.3 below.
     1.22. “Indemnitor” shall have the meaning ascribed to such term in Section 16.3 below.
     1.23. “Ineligible Person” means a Person that is listed by any Regulatory Authority as following: debarred, suspended, proposed for debarment or otherwise ineligible for federal programs in the United States, its territories or protectorates under the Generic Drug Enforcement Act of 1992.
     1.24. “Key Materials” shall have the meaning ascribed to such term in Section 2.4 below.
     1.25. “Know-How” means any information and technique likely to assist or otherwise needed in the manufacture of Product.
     1.26. “Minimum Order Quantity” shall have the meaning ascribed to such term in Exhibit C.
     1.27. “Minimum Purchase Commitment (MPC) ” shall have the meaning ascribed to such term in Section 2.2 below.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

     1.28. “MPC Shortfall” shall have the meaning ascribed to such term in Section 2.2 below.
     1.29. “MSA” shall have the meaning ascribed to such term in Section 17.7 below.
     1.30. “NDA” means the New Drug Application for Product in the United States, or the equivalent filing in any other applicable country, including all subsequent amendments and supplements thereto.
     1.31. “Party” means SPT or PGx; “Parties” mean SPT and PGx; “non-Party” means any person other than the Parties or their respective Affiliates.
     1.32. “Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Authority).
     1.33. “PGx” shall have the meaning ascribed to such term in the introductory sentence hereof.
     1.34. “Product” means the active pharmaceutical ingredient vilazodone [*] which conforms to the Specifications.
     1.35. “Purchase Price” with respect to Product shall mean the purchase price per unit of Product as set forth in Exhibit A.
     1.36. “Purchase Order” shall have the meaning ascribed to such term in Section 3.2 below.
     1.37. “Qualified Vendor” shall have the meaning ascribed to such term in Section 2.4 below.
     1.38. “Quality Agreement” shall have the meaning ascribed to such term in Section 6.10 below.
     1.39. “Regulatory Authority” means any Governmental Authority or other body within the Territory that is responsible for the regulation of medicinal products intended for human use, and for the granting of health or pricing approvals, registrations, import permits and other approvals required before Product may be tested or marketed in any country, including, without limitation, the FDA and any analogous agency in any country or region in the Territory other than the United States.
     1.40. “Second Facility” shall have the meaning ascribed to such term in Section 3.5 below.
     1.41. “Specifications” mean the specifications, including but not limited to, those for the manufacture and content of Product, further described on Exhibit B, which is attached hereto and
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

incorporated herein, and which Exhibit B may, subject to the terms of this CSA, be amended by PGx from time to time pursuant to Section 6.9.
     1.42. “SPT” shall have the meaning ascribed to such term in the introductory sentence hereof.
     1.43. “Transfer Assistance Services” shall have the meaning ascribed to such term in Section 13.1 below.
     1.44. “Transfer Plan” shall have the meaning ascribed to such term in Section 13.2 below.
     1.45. “Territory” means worldwide.
ARTICLE 2
TERMS OF SUPPLY
     2.1. Supply Agreement. During the term of this CSA, SPT shall manufacture and test Product exclusively for PGx, and shall supply Product exclusively to PGx or to PGx’s designee, pursuant to the Specifications, NDA and the other terms and conditions of this CSA. SPT shall perform Product manufacturing at the Facility.
     2.2. Minimum Purchase Commitment. Except to the extent relieved of its obligation pursuant to the terms of this CSA, PGx shall order for delivery no less than the percentage of total Product manufactured for PGx (and its Affiliates, licensees, sublicensees, partners and others deriving Product or Finished Product rights from PGx or any of the foregoing by written agreement) for commercial sale each calendar year (according to the Delivery Dates of the Purchase Orders in the applicable calendar year) as set forth on Exhibit C hereto (the “Minimum Purchase Commitment”) commencing in the calendar year of Commercial Launch (which may be a partial calendar year). Within [*] Business Days after the end of each calendar year, PGx shall deliver to SPT a reconciliation report reflecting the number of kilograms of Product ordered for delivery from SPT and the total number of kilograms of Product ordered for delivery in such calendar year. To the extent that PGx fails to make the Minimum Purchase Commitment (the “MPC Shortfall”) in any calendar year, SPT’s sole remedy shall be [*]; provided, however, in the event that SPT is unable to manufacture some or all of the MPC Shortfall because such amount exceeds the Facility’s capacity, PGx shall, to the extent of such excess capacity amount and in lieu of ordering that portion of the MPC Shortfall, [*]. For clarity, an example of the MPC Shortfall is shown in Exhibit H attached hereto.
     2.3. Materials. At no cost to PGx (other than the Purchase Price), SPT shall supply the raw materials and components for the manufacture of Product, as well as all other materials and components required for the manufacture, testing, storage, and shipment of Product. SPT shall purchase, test and store at no cost to PGx, a stock of such raw materials and components sufficient to fulfill its obligations hereunder.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

     2.4. Qualified Vendors. Unless otherwise mutually agreed upon by the Parties, SPT shall designate and qualify at least [*] vendors, (each, a “Qualified Vendor”) before the NDA is approved, and at all times maintain at least [*] vendors thereafter, to supply each of the materials required for the manufacture and testing of Product listed on Exhibit D attached hereto (the “Key Materials”) in accordance with Exhibit B, which Exhibit D may be amended from time to time to the extent mutually agreed upon by the Parties. Prior to designating a Qualified Vendor, SPT shall obtain PGx’s prior approval of such Qualified Vendor, such approval not to be unreasonably withheld or delayed, and SPT shall provide PGx with information regarding such Qualified Vendor based on a mutually agreeable Key Material vendor qualification protocol and a data package for the vendor in connection with PGx’s review and approval of such Qualified Vendor. With respect to Key Material C-3, (a) SPT shall use commercially reasonable efforts to qualify and purchase C-3 from the lowest-cost qualified vendor taking into account quality, reliability, regulatory compliance and other relevant factors which would materially affect SPT’s ability to fulfill its obligations under this CSA, and (b) after the NDA is approved and upon request by PGx, SPT shall purchase at least [*]% of its annual requirements from a second vendor, provided that the suppliers deliver the ordered quantities (i.e., if SPT orders but a vendor fails to supply, and this causes SPT not to comply with the [*]% requirement, this is not considered a fault of SPT or a breach by it of this provision).
     SPT shall use best efforts to enter into written supply or similar agreements or purchase orders of Key Material C-3 with its Qualified Vendors and SPT shall promptly provide to PGx copies of such agreements/purchase orders of Key Material C-3 (or summaries of terms of any verbal agreements of Key Material C-3). Any such supply or similar written agreements (to be clear, if there is no formal agreement, and ordering occurs on a purchase order basis, then at least the rights set forth below in (X)(i)-(iii), as applicable, must be legally provided for) between SPT and a Qualified Vendor shall be in the English language and SPT shall
               (X) include terms which will enable SPT to comply with this CSA including, without limitation, the following terms: (i) the right of SPT and PGx (and any Regulatory Authority, if applicable) to inspect such Qualified Vendor’s facilities at no cost or expense to PGx and the obligation to notify SPT of any Regulatory Inspection; (ii) confidentiality obligations of the Qualified Vendor and its representatives and agents, upon terms at least as restrictive as those contained in Article 14 below, to the extent the Qualified Vendor receives PGx Confidential Information; (iii) terms relating to the ownership, assignment, and disclosure of information, inventions, and Know-How that are sufficient to permit SPT to comply with Section 14.2 (provided, however, that these clauses (ii) and (iii) shall not apply to the extent a Qualified Vendor is not provided any PGx confidential information nor is developing intellectual property related to the manufacture or use of Product or that will be owned or controlled by SPT or any entity related to SPT); and
               (Y) use commercially reasonable efforts to include (iv) the right for PGx to assume the agreement, at PGx’s option, in the event of a termination of this CSA, and (v) the
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

right of PGx to enforce the obligations described in the immediately preceding subsections (i), (ii), (iii), and (iv).
     PGx shall have the right to directly contact and contract with suppliers of Key Materials used in the manufacture of Product for use by PGx or at another vilazodone supplier, subject to any such direct contract requiring that first priority of supply of materials will be to SPT in connection with SPT’s performance of its obligations under this CSA.
     [*]
     2.5. Reference Standards. SPT agrees to manufacture reasonable quantities of analytical reference standards and prepare reference standard certificates of analysis as needed for testing of Product and Finished Product and to supply them at cost to PGx for PGx’s use or the use by third party contractors to PGx or its designee. SPT agrees, upon PGx’s written request, to furnish written procedures for the preparation of the mutually agreed list of analytical reference standards to PGx.
     2.6. Compliance with Law. SPT shall manufacture Product in full compliance with Applicable Law and Health Registrations, including but not limited to, the terms of the NDA and cGMPs, and in accordance with the then current Specifications. In addition, SPT shall comply with the United States Foreign Corrupt Practices Act (regardless of whether SPT would otherwise be subject to the terms of such statute).
     2.7. Non-Competition. In consideration of this CSA for the manufacture and supply of Product, SPT hereby agrees that, for [*] SPT and its Affiliates shall not, directly or indirectly, engage in the manufacture, distribution, supply or sale of Product in the Territory to or on behalf of any Person other than PGx or its Affiliates. The terms of this Section 2.7 replace and supersede Section 10 of Work Order #8 under the MSA.
     2.8. No Subcontracting. Unless otherwise first agreed to by PGx in writing, SPT shall not subcontract the manufacture, storage, or testing of Product hereunder to any non-Party, and shall not otherwise authorize any non-Party to perform its obligations hereunder. In the event of any subcontract hereunder, (i) SPT shall ensure that such non-Party complies with the terms and conditions of this CSA; and (ii) SPT shall be liable for any non-performance or breach by such non-Party. Any such subcontract shall be in the English language and shall include, without limitation, the following terms: (v) the right of SPT and PGx (and any Regulatory Authority, if applicable) to inspect the subcontractor’s facilities at no cost or expense to PGx; (w) confidentiality obligations of the subcontractor and its representatives and agents, upon terms at least as restrictive as those contained in Article 14 below; (x) terms relating to the ownership, assignment, and disclosure of information, inventions, and Know-How that are sufficient to permit SPT to comply with Section 14.2; (y) the right for PGx to assume the agreement, at PGx’s option, in the event of termination of this CSA; and (z) the right of PGx to enforce the obligations described in the immediately preceding subsections (v), (w), (x), and (y).
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

     2.9. PGx Representatives At Facility PGx shall have the right, at no charge to PGx, to have representatives at the Facility to monitor the manufacture of Product.
ARTICLE 3
FORECASTS/ORDERS/SECOND FACILITY
     3.1. Forecasts.
          3.1.1. Within ninety (90) days after the Effective Date, PGx shall provide to SPT an initial eighteen (18) month forecast that estimates the quantity of Product to be purchased by PGx hereunder during the initial eighteen (18) month period following the date of such forecast. Thereafter, on or about the first Business Day of each calendar quarter during the term of this CSA, PGx shall provide to SPT an updated rolling forecast that estimates the quantity of Product to be purchased by PGx hereunder during the upcoming eighteen (18) months. The amount of Product as set forth for the first six (6) months of each forecast shall be documented in a Purchase Order pursuant to Section 3.2. The total amount of Product in any updated forecast for the seventh (7th) to twelfth (12th) months of such forecast shall not deviate by more than [*]%) up from the total amount forecasted to be ordered during the same six (6) month period in the most recent previous forecast provided to SPT or [*]%) down from the total amount forecasted to be ordered during the same six (6) month period in the most recent previous forecast provided to SPT; [*]. Additionally and notwithstanding the above, in the first (1st) year after Commercial Launch: PGx may postpone the forecasted amounts in the seventh (7th) to twelfth (12th) months for up to [*] months, and, if Commercial Launch is delayed or canceled due to the action or inaction of the FDA, PGx may cancel without recourse any forecasts not yet covered by a Purchase Order.
          3.1.2. Additionally, by April 1 of each year, PGx shall provide to SPT a non-binding five (5) year forecast that estimates the quantity of Product to be purchased by PGx hereunder during such five (5) year period. Such forecast shall constitute an estimate of PGx’s requirements for Product that is supplied for SPT’s convenience only, is non-binding on PGx and shall not itself be deemed an order of Product, or otherwise obligate PGx in any way whatsoever.
     3.2. Purchase Orders. PGx shall submit purchase orders (which purchase orders shall include, among other things, quantities of Product ordered, Delivery Point and Delivery Date(s)) (each a “Purchase Order”, a sample form of which is attached hereto as Exhibit E) to SPT no less than [*] months prior to the requested delivery date of Product set forth in such Purchase Order (the “Delivery Date”). The Purchase Order shall be consistent with the most recent forecast as described in Section 3.1.1. No Purchase Orders shall be for an amount less than the Minimum Order Quantity. SPT shall be bound to supply, to the Exchange Point by the Delivery Date (for expedition to the Delivery Point thereafter by the carrier designated by PGx), any requested quantities of Product ordered pursuant to any Purchase Order, provided that the quantities ordered do not exceed [*] percent ([*]%) of the range allowed per Section 3.1.1 based on the most recent twelve (12) month forecast as provided in Section 3.1.1 above. SPT further agrees to
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

use its commercially reasonable efforts to supply, by the Delivery Date, any requested quantities of Product which exceed [*] percent ([*]%) of the most recent twelve (12) month forecast. Within [*] Business Days of receipt of any Purchase Order, SPT shall provide PGx with a written confirmation acknowledging receipt of such Purchase Order and confirming the quantities and Delivery Date(s) for that Purchase Order or, in the absence of such confirmation, the Purchase Order will be deemed as accepted by the Parties with a Delivery Date as stated in the Purchase Order to the extent not exceeding [*]% of the applicable forecast. In any event, in all cases: (a) PGx will be obliged to place a Purchase Order for at least [*]-month portion of the last applicable forecast prior to when the Purchase Order for the time period of delivery was due in accordance with Section 3.1.1, and (b) SPT shall be obliged to accept each Purchase Order to the extent providing for delivery of no more than [*]% of the last applicable forecast and complying with this CSA; SPT may also agree to accept Purchase Orders to the extent providing for greater quantities, but is not required to do so. The Purchase Orders required to be placed under the foregoing sentence will be deemed placed for purposes of contractual remedies under this CSA with or without PGx having actually sent the required Purchase Order, and the Purchase Orders required to be accepted under the foregoing sentence will be deemed to have been accepted to the extent provided for in such sentence with or without written confirmation. SPT shall not be bound by any Purchase Order that is not accepted or deemed accepted pursuant to this Section. Except as otherwise set forth herein, neither Party may modify or cancel a confirmed Purchase Order without the written consent of the other Party, provided, however, that PGx shall be obligated to purchase up to [*]% of the quantity of Product ordered in the applicable Purchase Order provided such amount otherwise meets the terms of this CSA.
     3.3. Conflicts between Purchase Orders and this Agreement. In the event of a conflict between the terms and conditions of any Purchase Order submitted by PGx, or written acceptance thereof by SPT, such terms and conditions shall be of no force and effect, whether or not objected to by SPT, and nothing in any such Purchase Orders or written acceptance shall supersede the terms and conditions of this Agreement.
     3.4. Projected Shortages. Subject to Section 3.2, in the event SPT, upon receiving any forecast or anytime thereafter, determines that it is, or that it likely will be, unable to meet such forecast, either in whole or in part, then SPT shall give PGx written notice of such inability or potential inability within [*] Business Days of making such determination. SPT shall meet with PGx, or have a teleconference with PGx, within [*] days of such written notice. Both Parties shall negotiate in good faith to reach an agreement on alternatives for meeting PGx’s forecast for Product, including but not limited to, if mutually agreed by the Parties, expansion of the Facility, hiring of additional personnel, replacement or updating of the Facility’s equipment or utilizing the Second Facility (if applicable) or adjusting the forecasting and Purchase Order lead times, minimum order quantities or other logistical factors, in order to satisfy PGx’s demand for Product, such expansion, updating or other alternative to be capable of completion within a reasonable time agreed to by the Parties at such meeting. [*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

     3.5. Second Facility. As and to the extent mutually agreed upon by the Parties (in each Party’s sole discretion), SPT will designate, qualify in compliance with all Applicable Laws and Health Registrations and at all times maintain at least [*] manufacturing facility (other than the Facility) (the “Second Facility”) to manufacture and test Product. If such agreement is made, it shall require that prior to designating or utilizing the Second Facility, and subject to the terms of this CSA, SPT shall obtain PGx’s prior approval of such Second Facility.
ARTICLE 4
DELIVERY
     4.1. Shipping. SPT shall ship each order of Product to the Delivery Point (and deliver each order of Product to the Exchange Point) using the carrier and route specified by PGx, and all shipments shall, unless otherwise agreed to by the parties, be made FCA the Exchange Point (Incoterms 2000), and title and risk of loss shall pass to PGx upon delivery to the designated carrier at the Exchange Point. SPT will ship Product using packaging components specified in the NDA and pallets, labels and tamper evident seals that are mutually acceptable to SPT and PGx. All master carton labeling must meet Healthcare Distribution Management Association (HDMA) guidelines. All Product delivered hereunder shall be accompanied by the following documentation, at minimum: (i) the batch number and order number of the delivered Product; (ii) a Certificate of Analysis and a Certificate of Conformance, as described in Section 6.1; (iii) a packing list; (iv) appropriate material safety data sheet(s); and (v) any other documentation necessary for clearance through customs (and the Parties shall mutually agree and cooperate with each other as to such documentation). Time is of the essence with respect to delivery of Product by SPT under this CSA. SPT shall report to PGx the occurrence of any event within or beyond its control which is likely to affect delivery of any order of Product If necessary for SPT to meet its delivery requirements, SPT, at its expense, will use expedited delivery methods to complete and deliver Product.
     4.2. Delivery Failures. If SPT fails to deliver any Product at the time and place set forth in the applicable Purchase Order (subject to a [*]% quantity shortage allowance) or fails to deliver Product which shall comply in all respects to this CSA and the Quality Agreement, or SPT informs PGx that such a failure will or is likely to occur, PGx shall have the right: [*]. In the event that SPT fails to deliver at least [*]% of the amount of Product ordered pursuant to valid Purchase Orders in any rolling [*] consecutive month period in accordance with the terms of such Purchase Orders, such failure shall constitute a material breach of this Agreement by SPT giving rise to PGx’s right to terminate this Agreement pursuant to Section 12.2 with respect to Product and PGx shall be relieved from its Minimum Purchase Commitment through the next year (but, for clarity, in such event, SPT’s supply obligation to PGx set forth in Section 2 shall remain exclusive, and the Minimum Purchase Commitment shall apply again beginning in the subsequent [*] months thereafter) and may adjust not-in-process Purchase Orders accordingly. PGx’s rights pursuant to this Section 4.2 shall limit any other rights of PGx under this Agreement, other than PGx’s right to terminate this Agreement with respect to such Product pursuant to Section 12.2. and PGx’s rights under Section 5.2. To avoid doubt, SPT’s obligations
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

are to deliver to the Exchange Point, at which point delivery for purposes of this CSA occurs and risk of loss passes to PGx; SPT bears no responsibility and shall not be deemed to have failed to deliver timely if a shipment is delayed, lost or destroyed after delivery at the Exchange Point en route to the Delivery Point.
ARTICLE 5
INSPECTION BY PGx
     5.1 Inspection of Deliveries. Following delivery of Product to the Delivery Point pursuant to a Purchase Order, PGx or its authorized representative may inspect shipments of Product and review documentation as set forth in 6.1 to determine whether or not Product is in conformity with the relevant Purchase Order and with the provisions of this CSA, including, without limitation, the Specifications, cGMPs or Applicable Laws. Within [*] days after PGx receipt thereof (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product by visual inspection of either the quantities of Product included in the shipment or the documentation regarding such quantities which documentation is provided to PGx (“Latent Defect”), within [*] days after discovery by PGx, but not after the expiration date of the Product), if PGx determines that all or any portion of Product delivered hereunder fails to conform with the relevant Purchase Order or the provisions of this CSA, PGx may deliver to SPT a Deficiency Notice. Except with respect to Latent Defects, if SPT does not receive a Deficiency Notice within [*] days after arrival of Product at the Delivery Point, the shipment of Product shall be deemed irrevocably accepted. Upon receipt of a Deficiency Notice, SPT shall have [*] days to advise PGx by notice in writing that it disagrees with the contents of such Deficiency Notice. If PGx and SPT fail to agree within [*] days of PGx receipt of the SPT notice, then the Parties agree to engage a non-Party laboratory or GMP/quality professional (mutually acceptable to both Parties acting reasonably and whose performance is subject to verification by both Parties) that does not otherwise provide goods or services to SPT or PGx to determine whether Product conformed to the Purchase Order and the provisions of this CSA and the Quality Agreement. In either event, if it is subsequently established by such non-Party laboratory or GMP/quality professional that such Product indeed conformed with all of the Purchase Order, this CSA, and the Quality Agreement at the time SPT delivered it to PGx (i.e., by delivery to the Exchange Point), PGx shall pay the full price of the quantity of Product it rejected, plus the costs of such testing. If such laboratory or GMP/quality professional establishes that such Product did not conform with any of the Purchase Order, this CSA, or the Quality Agreement at the time SPT delivered it to PGx, SPT shall promptly resolve the documentation deficiency or replace defective Product with an equal amount of conforming Product at no charge to PGx (including materials, processing, shipping and such testing). Notwithstanding the foregoing, PGx shall have no obligation to pay for any Product which is the subject of a Deficiency Notice until/unless SPT delivers, and PGx accepts (such acceptance not to be withheld in conflict with the third party laboratory’s finding), Product which complies with the terms of this CSA.
     5.2 Product Shortage. PGx shall notify SPT in writing of any shortage (relative to the applicable Purchase Order) in quantity of any shipment of Product within [*] Business Days after
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

receipt of the Product by PGx. In the event of such shortage, SPT shall ship the portion of the shorted Product to make up the shortage within [*] Business Days following the date on which SPT received notice of such shortage from PGx, at no cost to PGx, subject to SPT having the amount of such shortage in inventory at the time SPT receives such notice. If SPT does not have the amount of such shortage in inventory at the time SPT receives such notice, then either (a) SPT will make up such amount as an additional amount provided to PGx with PGx’s next order of Product not already in process at the time the shortage is notified to SPT, or (b) PGx shall be entitled to cancel the portion of the affected Purchase Order (i.e., the shorted portion).
ARTICLE 6
QUALITY CONTROL
     6.1. Certificates of Analysis and Conformance. Product shall be manufactured in compliance with the Specifications, the NDA, and Applicable Law, including but not limited to, cGMPs. Prior to each shipment of Product hereunder, SPT shall provide PGx with (i) a Certificate of Analysis, in the English language, for each lot of Product present in such shipment; (ii) a Certificate of Conformance, in the English language, containing a statement that each such lot of Product present in such shipment conforms with applicable Health Registrations and the
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

current Specifications and was prepared in accordance with cGMPs; and (iii) full or summary executed batch record(s) (at the discretion of PGx), including all deviations.
     6.2. Product Testing. SPT shall, at its expense, be responsible for conducting (i) prior to delivery pursuant Section 4.1, quality control testing of Product supplied by SPT in accordance with cGMPs to determine whether such Product conforms to the Specifications; and (ii) validation of its equipment, the Facility, cleaning processes and manufacturing processes as required by cGMPs. Upon PGx’s request, SPT shall promptly provide PGx with the results of any such tests and validations. At PGx’s option, PGx may request SPT to conduct the stability program at PGx’s cost.
     6.3. Product Monitoring. Each Party shall immediately (within one (1) Business Day in the case of SPT, and set forth below in this Section in the case of PGx) notify the other Party, and in accordance with Applicable Law, as soon as practicable and, in any event, within such time as is required in order to comply with Applicable Law, after it becomes aware of, with respect to Product supplied or intended for supply to PGx under this CSA: (i) any information coming into its possession concerning side effects, injury, toxicity or sensitivity reactions, including incidence and severity thereof, associated with commercial or clinical uses, studies, investigations or tests of Product, whether or not determined to be attributable to Product or such Key Materials; (ii) any recall or other corrective action of Product which has been directed by any Governmental Authority or Regulatory Authority for any reason whatsoever; (iii) any ADE involving Product; or (iv) any consumer complaints regarding Product. Each such notification shall state the material facts and relevant details known to SPT. PGx’s obligations to provide SPT such notice shall be limited to the following events and timing: only those events that are or may be associated with amounts of Product supplied by SPT under this CSA; PGx shall provide such notice within one (1) Business Day after it is determined that the event requiring such notification is or may be associated with amounts of Product supplied by SPT under this CSA. SPT shall immediately upon receipt (within one (1) Business Day) deliver to PGx a copy of all notices, correspondence and other communications received by it from the FDA or any other Regulatory Authority related to Product in any way , including, without limitation, anything that (a) is related to the facility that manufactures, stores, or tests Product and (b) is not solely related to a product that is not the Product of this CSA.
     6.4. Pharmacovigilance. PGx shall have sole and exclusive responsibility for (i) monitoring ADEs; (ii) data collection activities that occur between PGx and the patient or medical professional, as appropriate, including any follow-up inquiries that PGx deems necessary or appropriate; and (iii) making any reports to any Regulatory Authorities with respect to Product.
     6.5. Product Recalls. PGx shall, as and to the extent it deems appropriate in its sole discretion, conduct any recall or other corrective action with respect to Finished Product at its own expense, except that SPT shall reimburse PGx for the costs of such recall or other corrective action (including, without limitation, reimbursing PGx for recalled Finished Product at the cost paid by PGx therefor, the expense of notification and the costs of the return and destruction of the recalled Finished Product) to the extent such recall or other corrective action results from the negligent manufacture, testing or storage of such Product, starting materials, or components by SPT or if SPT fails to comply with its representations and warranties set forth in this CSA; provided, however, SPT shall have no liability under this Section for such recalls or other corrective actions related to quantities of Product arising after (or notified between the Parties after) their shelf life as expired. In no event shall SPT initiate a recall or other corrective action with respect to Product or Finished Product.
     6.6. Regulatory Inspections. In the event that the Facility is inspected by any duly authorized Governmental Authority or Regulatory Authority (including, without limitation, mock inspections) and the inspection is related to Product, SPT shall (within one (1) business day) notify PGx of such inspection and allow PGx, at its discretion, to be present during the inspection. SPT further agrees to keep PGx informed to the maximum practicable extent as to the progress and results of any inspection (related to Product) of the Facility. SPT shall promptly (within two (2) Business Days) provide PGx a copy of any report directly related to Product received by SPT as a result of such inspection and shall allow PGx an opportunity to comment upon its proposed response. SPT will not charge PGx for such SPT activities. SPT will not deny a request for an inspection by a Governmental Authority or Regulatory Authority related to Product without prior written consent of PGx, which shall not be unreasonably withheld or delayed. To avoid doubt, SPT is not required to provide information as to any inspection that is solely related to a product that is not the Product of this CSA.
     6.7. Facility Inspections. During the term of this CSA, PGx may conduct audits of SPT, the Qualified Vendors and SPT’s suppliers and approved subcontractors (if any) at reasonable times, upon [*] days notice and in a reasonable and non-disruptive manner to observe the manufacturing of Product on-site, to review records relevant to such manufacturing, and to speak with personnel knowledgeable about such manufacturing and/or such records, in each case to establish and confirm compliance with the Specifications, cGMPs and such other manufacturing, quality and regulatory matters as may affect Product at no cost to PGx.
     6.8. Product Samples. SPT shall store and retain sufficient samples of (a) Product that it supplies to PGx; and (b) materials and components, including but not limited to, Key Materials, released for and used to manufacture Product (except water, compressed gases and highly volatile compounds) in accordance with SPT’s SOP QC-0003 (as it may be updated by SPT as long as in accordance with Applicable Law) to permit any and all appropriate or required internal and regulatory checks and references.
     6.9. Manufacturing Changes. SPT shall not change the Specifications, or the process, equipment, components, or raw materials used to manufacture, test, store, package, or ship Product hereunder, without the prior written consent of PGx if such consent would be required under SPT’s change control SOP (GP-0046 (as it may be updated by SPT as long as in accordance with Applicable Law)). [*] The work to implement the change shall be subject to a statement of work being added by mutual agreement of the Parties to the MSA, [*]. SPT is not required to do the implementation until such statement of work has been added to the MSA. Changed Specifications shall only apply to Product ordered after the implementation of the changes, or, if rework is possible and PGx pays all of the costs of the rework then SPT shall
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

perform such rework to apply the changed Specifications to existing or in-process quantities. Such changes to the Specifications, or to such processes, equipment, components, or raw materials, shall also be subject to any applicable terms of the Quality Agreement. PGx shall be responsible for making any required regulatory and other filings, including with the FDA or any other Regulatory Authority, with respect to such changes and for seeking approval from each applicable Governmental Authority and Regulatory Authority, in accordance with Applicable Law, and SPT shall provide reasonable assistance to PGx in connection with respect thereto, as provided in Article 11.
     Notwithstanding anything express or implied, to avoid doubt, it is PGx’s responsibility to identify in writing to SPT any new jurisdictions where a new NDA will be filed (by way of background, the process and Specifications in effect as of signing were prepared for U.S. compliance, and as PGx extends its activities into additional countries, additional regulatory requirements may become applicable), and to the extent that this causes any change to Specifications, the change to Specifications shall be implemented according to this Section 6.9.
     6.10. Quality Agreement. SPT shall manufacture Product in accordance with the Quality Agreement attached hereto Exhibit F (the “Quality Agreement”). To the extent that the terms of this CSA and those of the Quality Agreement are in conflict, (i) the Quality Agreement shall control with respect to any quality control issues and (ii) the terms of this CSA shall control in all other respects.
     6.11. Reports. SPT will supply [*] all Product data in its control, including release test results, complaint test results, and all investigations (in manufacturing, testing, and storage), that PGx reasonably requires in order to complete any filing under any applicable regulatory regime, including any Annual Report that PGx is required to file with the any Regulatory Authority. SPT will provide a copy of the Annual Product Review Report to PGx at no additional cost to PGx.
ARTICLE 7
PRICE
     7.1. Purchase Price. The Purchase Price shall be as set forth in Exhibit A of this CSA.
     7.2. Annual Purchase Price Increases. The Parties agree that, commencing January 1, 2012 and continuing each January 1 thereafter, SPT shall be entitled to annually increase the Purchase Price up to [*]. SPT shall provide no less than [*] days’ written notice to PGx prior to implementing the allowable increase in the Purchase Price. The change in the Purchase Price shall become effective on the [*]st day following written notification of the Purchase Price increase by SPT to PGx. The Purchase Price may only increase on an annual basis more than [*]%) upon mutual written agreement of the Parties.
     7.3. Purchase Price Decreases. To the extent SPT can reduce the Purchase Price through planned process improvement, [*].
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

ARTICLE 8
TERMS OF PAYMENT
     8.1. Payment Terms. All amounts paid by one Party to the other Party in connection with this CSA shall be made in United States Dollars (US$). PGx shall pay SPT (a) [*] of each Purchase Order within [*] days after receipt by PGx of a valid invoice which shall only be issued by SPT after SPT has received and accepted the Key Material C-3 relating to the applicable Purchase Order, and (b) subject to Section 5.1, the balance of each Purchase Order within [*] days after a valid invoice issued by SPT after applicable quantities of Product have been delivered to the Exchange Point pursuant to the applicable Purchase Order. To the extent PGx reasonably and in good-faith disputes any invoice, PGx shall notify SPT as soon as possible if any invoice is disputed, and the Parties agree to promptly discuss and resolve any such disputes.
     8.2. Taxes. PGx shall be responsible for all import or customs taxes or duties that may apply to the purchase and sale of Product, to the extent required by Applicable Law.
     8.3. Overdue Amounts. Any undisputed amount payable by either Party to the other hereunder that is more than [*] days overdue shall bear interest at the rate of [*]%) per month or the maximum legal rate, whichever is less.
ARTICLE 9
BOOKS AND RECORDS
     9.1. PGx Product Records. For the term of this CSA plus [*] years, PGx shall keep full, true, and accurate books of account relating to the Product sufficient to determine PGx’s compliance with Section 2.2 SPT shall have the right to request an audit of applicable portion of PGx’s books and records relating to the total amount of Product purchased from any supplier by a non-Party auditor selected by SPT and reasonably acceptable to SPT.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
     10.1. Product Warranties. SPT represents and warrants to PGx that Product manufactured and sold to PGx hereunder shall (i) as of delivery to the Exchange Point pursuant to Section 4.1, conform to the NDA, the Quality Agreement, and the Specifications; (ii) as of delivery to the Exchange Point pursuant to Section 4.1, not be misbranded or adulterated within the meaning of the United States Federal Food, Drug and Cosmetic Act and any other Applicable Law (to be clear, this subclause (ii) does not apply with respect to any branding, representations or other statements by PGx regarding the Product that may cause it to be “misbranded” under Applicable Law); (iii) not have been manufactured more than [*] months before the Delivery Date (measured from date of manufacture which, for purposes of this Section 10.1 shall mean the date when the Product is dried after the final process but before the physical processes such as
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

milling, micronization, and blending); (iii) as of delivery to the Exchange Point pursuant to Section 4.1, comply with Applicable Law, including without limitation, all Health Registrations and cGMPs; and (iv) comply with Applicable Law, including without limitation, all Health Registrations and cGMPs; and (v) be delivered to PGx or its designee with good title, free from any security interest, lien, or other encumbrance. SPT further represents and warrants that: (x) the Facility and any storage facilities used to store Product shall comply with Applicable Law; and (y) it has, and will maintain throughout the term of this CSA, all permits, licenses, authorizations and approvals as required by any Governmental Authority or Regulatory Authority in order for SPT to execute, deliver and perform its obligations hereunder.
     10.2. Agreement Warranties. Each of PGx and SPT hereby represents and warrants that (i) it has the requisite corporate power and authority to execute and deliver this CSA and to perform all of its obligations hereunder; (ii) the execution and delivery of this CSA and the performance by such Party of its obligations hereunder has been authorized by all requisite corporate action on its part; (iii) this CSA has been validly executed and delivered by such Party; and (iv) constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
     10.3. No Debarment. SPT represents and warrants that it has never been and, to the best of its knowledge after due inquiry, none of its employees, Affiliates, agents or representatives has ever been (i) threatened to be debarred; or (ii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred, in each case ((i) and (ii)), under Sections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. SPT shall promptly notify PGx upon learning of any such debarment, conviction, threat or indictment.
     10.4. No Ineligible Persons. SPT represents and warrants that it will not employ the services of an Ineligible Person. In the event that SPT or any of its Affiliates shall become an Ineligible Person, SPT shall promptly notify
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

PGx in writing and shall use, and keep PGx apprised of, its best efforts to have the status as an Ineligible Person promptly removed. Upon receipt of any such notification from SPT, PGx may terminate this CSA upon thirty (30) days’ prior written notice, unless such status as an Ineligible Person is removed within such thirty (30) day period.
     10.5. No Conflicts. Each Party represents and warrants that the execution and delivery of the Agreement and the Quality Agreement, and the performance of its obligations hereunder and thereunder, (i) do not conflict with or violate any requirement of Applicable Laws or regulations or any material contractual obligation of the representing and warranting Party and (ii) do not materially conflict with, or constitute a material default or require any consent under, any material contractual obligation of the representing and warranting Party. Each Party shall not in any event enter into any agreement or arrangement with any other party that would prevent or in any way interfere with each Party’s obligations pursuant to this CSA.
     10.6. Use of Intellectual Property.
          10.6.1. SPT represents and warrants that the intellectual property utilized by SPT (exclusive of the Know-How, the intellectual property or other information furnished by PGx to SPT or developed by SPT for PGx in accordance with the MSA) in connection with the provision of SPT’s obligations under this CSA (i) may be lawfully used as set forth in this CSA and the Quality Agreement, and (ii) such use does not, to SPT’s knowledge, infringe any third party rights.
          10.6.2. PGx warrants to SPT that, to PGx’s knowledge, SPT’s use of any and all information owned by PGx and PGx Know-How relating to the process of the manufacture and supply of Product does not infringe any patent or trade secrets of any third party that PGx owns, controls and/or has the right to licenses or sublicense all of the rights, title and interest in and to such information provided by PGx to SPT for the purpose of this CSA.
     10.7. DISCLAIMER OF WARRANTIES. OTHER THAN THE EXPRESS WARRANTIES OF THIS CSA, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 11
REGULATORY MATTERS; MAINTENANCE of NDA
     PGx will have the sole authority and responsibility to obtain and maintain any FDA or other Governmental Authority or Regulatory Authority approvals with respect to the marketing of Product and Finished Product and shall obtain and be solely responsible for, and shall maintain, the NDA throughout the term of this CSA, and shall promptly advise SPT of any supplements or other updates thereto that are relevant to SPT’s obligations under this CSA. SPT shall provide all regulatory and technical information relating to the manufacture and supply of Product as reasonably requested by PGx, and shall otherwise use commercially reasonable efforts to assist PGx, in each case in connection with obtaining or maintaining any such approvals with respect to Product and Finished Product
ARTICLE 12
TERM AND TERMINATION
     12.1. Term. The initial term of this CSA shall be for a period of seven (7) years from the Commercial Launch, unless terminated sooner pursuant to Sections 12.2 through 12.4 below or any other provision of this CSA. Upon expiration of the initial term, provided that SPT is manufacturing Product as of such date, this CSA shall be automatically renewed for [*] unless either Party provides written notice of termination to the other Party at least twenty-four (24) months prior to the end of the then current period.
     12.2. Termination for Breach. In the event of a material breach of this CSA or the Quality Agreement by either Party hereto, the non-breaching Party shall have the right to terminate this CSA effective sixty (60) days from receipt by the breaching Party of written notice providing reasonable details from the non-breaching Party, provided such material breach is not cured by the breaching Party within sixty (60) days of its receipt from the non-breaching Party of written notice of such material breach. Subject to PGx’s payment obligations under Section 12.5 if directed by PGx, SPT shall continue to perform its obligations hereunder during any notice of termination period
     12.3. Termination due to Regulatory Action. PGx may terminate this CSA immediately upon written notice to SPT if the FDA or other Regulatory Authority takes any action, the result of which is to prohibit or permanently or otherwise restrict the manufacture, storage, importation, sale, offer for sale or use of Product in any way that will have a material adverse effect on the sale price or sales volume of Product or cause PGx to discontinue sales of Finished Product.
     12.4. Termination for Insolvency. Each Party may immediately terminate this CSA upon written notice to the other Party in the event that such Party ceases its business operations generally, becomes insolvent or is the subject of a petition in bankruptcy or for reorganization, enters into liquidation whether compulsory or voluntary, makes an assignment for the benefit of its creditors, has a receiver appointed for all or part of its assets, or ceases to function as a going concern.
     12.5. Performance on Termination. The exercise by either Party of the right to terminate this CSA under this Section 12 will not affect any Purchase Order that is outstanding on the date that such right is exercised, except that (a) in the case of termination by PGx pursuant to Section 12.2, 12.3 or 12.4, PGx will have the right to terminate any outstanding Purchase Order in whole or in part that has a Delivery Date more than six (6) months after the date of such termination and (b) in the case of termination by SPT under Section 12.2 or Section 12.4, SPT
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

will have the right to terminate any outstanding Purchase Order in whole or in part. Upon termination, expiration or cancellation of this CSA for any reason, except for Purchase Orders not cancelled by the Party having the right to do so as provided above, SPT shall cease any ongoing production and take reasonable measures to limit further expenses associated with such ongoing production. Upon termination, expiration or cancellation of this CSA for any reason by PGx, apart from Purchase Orders cancelled in accordance with the foregoing in this Section 12.5, PGx shall pay SPT for (i) the amount of any Product properly produced pursuant to a Purchase Order and delivered to the Exchange Point in accordance with Section 4.1 (at the price set forth in Article 7 and the payment terms set forth in Article 8), and (ii) except in the case of termination by PGx pursuant to Section 12.2 or 12.4, the reasonable and documented cost of the raw materials and components purchased exclusively for Product in reasonable reliance on PGx’s Purchase Orders prior to the effective date of the termination, provided these materials and components are not utilized by SPT for other manufacturing and are provided to PGx at PGx’s request.
     12.6. Survival. Notwithstanding any termination of this CSA, the rights and obligations of the Parties with respect to the protection and nondisclosure of Confidential Information as well as any other provisions which by their nature are intended to survive any such termination, including but not limited to, Sections 2.7, 6.5, 6.8 and Articles 8, 9, 12, 13, 14, 15, 16 and 17 of this CSA, shall survive and continue to be enforceable.
ARTICLE 13
TRANSFER ASSISTANCE
     13.1. Transfer Assistance Services. In the event of termination of this CSA or upon request by PGx, SPT shall, for a period of [*] years after any such event, provide any cooperation reasonably requested by PGx (including any on-site visits) that may be required to facilitate the technology necessary for the transfer of the manufacture of Product and related analytics to PGx or its designee (“Transfer Assistance Services”). PGx shall reimburse SPT for the reasonable costs and expenses associated with such Transfer Assistance Services, provided that such costs and expenses are described in reasonable detail and set forth in the Transfer Plan (defined below). The Transfer Assistance Services include development of the Transfer Plan under Section 13.2 and the reasonable costs and expenses of preparing the Transfer Plan shall be fully reimbursed to SPT pursuant to a work order or scope of work to be added to the MSA between the Parties in advance.
     13.2. Transfer Plan. If and to the extent requested by PGx, whether prior to, upon, or following termination of this CSA, or other request for Transfer Assistance Services, SPT shall assist PGx in developing a plan that shall specify the tasks to be performed by the Parties in connection with the Transfer Assistance Services and the schedule for the performance of such tasks (a “Transfer Plan”) pursuant to a work order or scope
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

of work to be added to the MSA between the Parties in advance. The Transfer Plan shall include descriptions of the services, fees, documentation and access requirements that will promote an orderly transition of the manufacture of Product to PGx or its designee.
     13.3. Technology Transfer. In compliance with, or in anticipation of its obligations under, this Article 13, SPT shall transfer or otherwise make available to PGx or its designee all items and documents necessary to manufacture Product including, without limitation, (i) copies of all applicable requirements, standards, policies, reports and report formats, user manuals, technical manuals, system architecture, processes, operating procedures and other documentation; (ii) copies of flow charts of the manufacturing procedures and work instructions related to manufacturing Product; (iii) a list of all material equipment, including the source of such equipment, utilized in the production of Product; (iv) copies of all current Specifications for Product; (v) copies of all standard operating procedures for the manufacturing procedures; (vi) all necessary environmental conditions necessary to manufacture Product and copies of any existing external environmental impact studies based on the materials or methods employed in the manufacturing method to be made available to PGx; (vii) all Know-How related to Product; and (viii) such other documentation as may be requested by PGx.
ARTICLE 14
CONFIDENTIALITY
     14.1. Confidentiality. Any Confidential Information disclosed by either Party to the other in connection with this CSA or the performance of either Party hereunder will be treated as confidential and will be maintained in the strictest confidence and shall not be disclosed, divulged or otherwise communicated to non-Parties. Confidential Information shall only be used by each Party for the purposes of this CSA, the MSA, and the Quality Agreement. The obligation to hold such Confidential Information in confidence shall apply to all such information except that which:
          14.1.1. is or becomes public knowledge through no fault of the Party charged with maintaining its confidentiality;
          14.1.2. was in the possession of the Party before receipt from the other Party, such possession being documented prior to the date of such receipt;
          14.1.3. is disclosed to the receiving Party in good faith by a third party who is not under an obligation of confidentiality or secrecy to the disclosing Party at the time of a third party disclosure;
          14.1.4. is approved by written authorization by the disclosing Party for release by the receiving Party; or

          14.1.5. must be disclosed as required by Applicable Law, court proceeding or Governmental Authority, or is required to be disclosed in connection with judicial or governmental proceedings (by oral question, interrogatories, requests for information or document, subpoena, or otherwise); provided that the receiving Party gives prompt prior written notice of such request so that the disclosing Party, at its sole expense, may (i) seek an appropriate protective order; or (ii) seek the cooperation of the other Party to narrow the request or requirement. If, failing the entry of a protective order hereunder, the receiving Party reasonably believes that it is legally compelled to disclose Confidential Information, the receiving Party may disclose only that portion of such Confidential Information that it reasonably believes that it is legally required to disclose.
The terms of this Section 14.1 shall survive expiration or termination of this CSA (a) with respect to the manufacturing process for Product, [*] and (b) with respect to all other Confidential Information, for [*]
     14.2. Ownership of Information and Inventions. All materials, documents, information, programs, research, reports, results, syntheses and suggestions of any kind and description supplied to SPT by PGx, or generated by SPT (including by contractors or subcontractors of SPT) as a result of the manufacture and/or testing of Product performed hereunder or as a result of the performance of any other of SPT’s obligations under this CSA shall be the sole and exclusive property of PGx and shall be considered Confidential Information of PGx, as to which SPT shall be subject to the obligations of confidentiality set forth in Section 14.1 above. Any ideas, inventions, discoveries, techniques, methods, processes, trade secrets or other Know-How, whether patentable or not, that may result from the materials, documents, information, programs, research, reports, results, syntheses and suggestions described above or from the manufacture and/or testing of Product performed under this CSA or otherwise in connection with the subject matter of this CSA, regardless of whether at the direction of PGx (collectively, “Inventions”), whether developed by SPT or by its contractors and subcontractors, shall be the sole and exclusive property of PGx, and SPT shall, and hereby does, assign all rights of its rights in such Inventions to PGx. SPT agrees to communicate all Inventions promptly to PGx. SPT and its employees and representatives agree to cooperate with PGx in taking all steps which PGx believes necessary or desirable to secure PGx’s rights in this property, at the expense of PGx. SPT shall enter into an agreement with each employee or agent of SPT, and with each of its contractors or subcontractors, in each case that perform work in connection with the manufacture and supply of Product hereunder, pursuant to which such person (or, if applicable, such entity, on behalf of its employees and agents) shall grant all rights in the Inventions to SPT such that SPT may assign and transfer such rights to PGx in accordance with this Section 14.2. SPT hereby appoints PGx as its attorney-in-fact to sign such documents as PGx deems necessary for PGx to obtain ownership and to apply for, secure, and maintain patent or other proprietary protection of Inventions if SPT is unable, after reasonable inquiry, to obtain SPT’s (or its employee’s or agent’s) signature on such a document. All Inventions and any information with respect thereto shall be PGx’s Confidential Information subject to the confidentiality provisions of this Article 14. Experimental records and laboratory notebooks containing experimental descriptions and
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

data generated under this CSA shall be (i) maintained in accordance with SPT’s notebook policy and (ii) promptly transferred to PGx or its designee upon the termination of this CSA.
     14.3. Use of Name; Term of Agreement. SPT will not use the name of PGx or its Affiliates, or the name of Product or Finished Product, in any advertising, publicity, or other promotional context without PGx’s prior written consent. SPT will not disclose to any third party (i) the terms or existence of this CSA, or (ii) the relationship between PGx and SPT established hereunder, in each case without PGx’s prior written consent.
ARTICLE 15
PROPRIETARY OWNERSHIP OF TECHNOLOGY AND LICENSE GRANTS
     15.1. Existing Intellectual Property. Subject to Sections 14.2, and 15.2, each Party shall retain all rights in all intellectual property rights owned or controlled by such Party prior to the Effective Date.
     15.2. License. The purchase of Product shall confer on PGx and its Affiliates, licensees, sublicensees, partners, and other entities deriving Product or Finished Product rights from PGx or any of the foregoing by written agreement and their respective subcontractors, distributors, agents and customers an irrevocable, world-wide, royalty-free, non-exclusive, non transferable license under any patent applications, patents, copyrights, trade secrets, trademarks or other intellectual property rights (or applications for any of the foregoing) that are owned or controlled by SPT or its Affiliates, to manufacture Product and to use, test, market, sell, lease, distribute, offer for sale, import, export, or otherwise dispose of Product.
     15.3. License to SPT. PGx hereby grants to SPT a world-wide, royalty-free, non-exclusive, non transferable (except in connection with a permitted assignment of this CSA) license (with the right to sublicense through one or multiple tiers) — under any patent applications, patents, copyrights, trade secrets, trademarks or other intellectual property rights that are owned or controlled by PGx and PGx Know-How relating to the process of the manufacture and supply of the Product, any of its intermediates or any of its ingredients — to manufacture and have manufactured Product under this CSA only for the benefit of PGx, its Affiliates, licensees, sublicensees, partners, and other entities deriving Product or Finished Product rights from PGx or any of the foregoing by written agreement and to use, test, or otherwise dispose of Product in the performance of SPT’s rights and obligations under this CSA only for the benefit of PGx, its Affiliates, licensees, sublicensees, partners, and other entities deriving Product or Finished Product rights from PGx or any of the foregoing by written agreement.
ARTICLE 16
INDEMNIFICATION AND INSURANCE
     16.1. Indemnification by SPT. SPT shall indemnify and hold PGx, and its Affiliates, successors and assigns, and their respective directors, officers, employees, representatives and agents harmless from and against any and all liability, damage, loss, cost or expense, including without limitation reasonable attorneys fees, resulting from any non-Party claim, demand or action to the extent caused by or resulting from (i) any breach of the warranties made by SPT in this CSA; (ii) SPT’s violation of law, negligence, or willful misconduct; (iii) SPT’s breach (or allegation that if true would be a breach) of this CSA or the Quality Agreement; or (iv) a Qualified Vendor’s and, to the extent SPT is the contracting party with or otherwise orders services or goods from, a supplier’s, contractor’s, or subcontractor’s negligence, willful misconduct, violation of the law, or breach of this CSA.
          Notwithstanding the foregoing, SPT shall not be obligated to indemnify any such entities and/or persons for any liability, damage, loss, cost or expense to the extent caused by the willful misconduct or negligence of PGx or its Affiliates, or their respective directors, officers, employees, representatives or agents or PGx’s breach of this CSA or the Quality Agreement or for which PGx is required to indemnify SPT pursuant to Section 16.2.
     16.2. Indemnification by PGx. PGx shall indemnify and hold SPT, and its Affiliates, successors and assigns, and their respective directors, officers, employees, representatives and agents and suppliers (“SPT Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense, including without limitation reasonable attorneys fees, resulting from any non-Party claim, demand or action to the extent caused by or resulting from (i) PGx’s violation of law or its negligence or willful misconduct; (ii) PGx’s breach (or allegation that if true would be a breach) of this CSA or the Quality Agreement; (iii) a non-Party claim made or suit brought against SPT alleging the infringement of third-party patent(s) (or published patent application(s)) covering the Product, any of its intermediates or any of its ingredients, or the manufacturing process for the Product or any of its intermediates or ingredients; or (iv) PGx’s research, testing, development, manufacture, use, marketing, sale, lease, distribution, licensing, commercialization and/or other disposal of Product and Finished Product.
PGx shall also require its Affiliates, licensees, sublicensees, partners and other entities deriving Product or Finished Product rights from PGx or any of the foregoing by written agreement to legally commit in writing, as a condition of obtaining such Product or Finished Product rights (i.e., in the agreement by which they obtain such rights), to indemnify defend and hold harmless the SPT Indemnitees from any and all liability, damage, loss, cost or expense, including without limitation reasonable attorneys fees, resulting from any non-Party claim, demand, or action to the extent caused by or resulting from the research, testing, development, manufacture, use, marketing, sale, lease, distribution, licensing, commercialization and/or other disposal of Product and Finished Product by or on behalf of the indemnifying entity (or language with substantially similar legal effect to the foregoing even if worded differently).
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

          Notwithstanding the foregoing, PGx shall not be obligated to indemnify any such entities and/or persons for any liability, damage, loss, cost or expense to the extent caused by the causes referred to in clauses (i) — (iv) of Section 16.1.
     16.3. Procedures. In the event that a non-Party claim is made or non-Party suit is filed for which either Party intends to seek indemnification from the other party pursuant to this Article 16, the Party seeking indemnification (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) of said claim or suit. The Indemnitor shall have the right to control, through counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee, the defense of such non-Party claim or suit, but may compromise or settle the same only with the consent of the Indemnitee, which consent shall not be unreasonably withheld. The Indemnitee shall cooperate fully with the Indemnitor and its counsel in the defense of any such claim or suit and shall make available to the Indemnitor any books, records or other documents necessary or appropriate for such defense. The Indemnitee shall have the right to participate at the Indemnitee’s expense in the defense of any such claim or suit through counsel chosen by the Indemnitee.
     16.4. Insurance.
          16.4.1 By SPT. At all times while this CSA is in effect and for [*] years thereafter for any claims made policies, SPT shall (i) maintain commercial general liability insurance (including without limitation products and completed operations liability, contractual liability, bodily injury and property damage coverage) at limits not less than [*] per occurrence and in the annual aggregate; (ii) maintain property insurance at limits not less than the [*]% replacement cost of the total insurable values at the location where SPT will manufacture API as per this CSA including but not limited to real property, business personal property, machinery and equipment; (iii) maintain all compulsory workers’ compensation, employer’s liability or similar work-related injury insurance with statutory limits as required in the jurisdiction in which SPT maintains employees; (iv) provide, within thirty (30) days of PGx’s request, Certificates of Insurance verifying insurance limits agreed upon, and providing for a thirty (30) day Notice of Cancellation or Non-Renewal to PGx. SPT shall obtain all insurance policies described above from insurers having A.M. Best ratings of A — XIV or higher or S&P BBB or higher(or comparable levels of ratings by reputable indices if such indices cease to exist), or that obtain re-insurance from re-insurers with such level of rating or higher. For all such claims-made policies, the retroactive date shall be no later than the inception date of this agreement and shall not lapse for the duration of this agreement. SPT shall also specify any applicable deductibles or retentions applicable to the insurance policies required herein. At any time during the duration of this CSA, and after providing advance written notice to SPT, PGx or its representatives shall be permitted to audit the SPT facility pursuant to Section 6.7.
          16.4.2 By PGx. At all times while this CSA is in effect and for [*] years thereafter for any claims made policies, PGx shall (i) maintain commercial general liability
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

insurance (including without limitation products and completed operations liability, contractual liability, bodily injury and property damage coverage) at limits not less than [*] per occurrence and in the annual aggregate; (ii) maintain all compulsory workers’ compensation, employer’s liability or similar work-related injury insurance with statutory limits as required in the jurisdiction in which PGx maintains employees; and (iii) provide, within thirty (30) days of SPT’s request, Certificates of Insurance verifying insurance limits agreed upon, and providing for a thirty (30) day Notice of Cancellation or Non-Renewal to SPT. PGx shall obtain all insurance policies described above from insurers having A.M. Best ratings of A — XIV or higher or S&P BBB or higher (or comparable levels of ratings by reputable indices if such indices cease to exist). PGx will specify any policies required herein that are written on a claims-made basis. For all such claims-made policies, the retroactive date shall be no later than the inception date of this agreement and shall not lapse for the duration of this agreement. PGx shall also specify any applicable deductibles or retentions applicable to the insurance policies required herein.
          16.5 Limitation of Liability.
          EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 16 (INDEMNIFICATION AND INSURANCE) OR AS REGARDS A BREACH OF A PARTY’S RESPONSIBILITIES PURSUANT TO ARTICLE 14 (CONFIDENTIALITY), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES HEREUNDER, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.
          EXCEPT AS REGARDS A BREACH OF SPT’S RESPONSIBILITIES PURSUANT TO ARTICLE 14 (CONFIDENTIALITY), IN NO EVENT SHALL SPT’S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS CSA UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STATUTORY OR OTHERWISE) WITH RESPECT TO SPT’S OBLIGATIONS UNDER THIS CSA IN ANY CALENDAR YEAR EXCEED [*].
          EXCEPT AS REGARDS A BREACH OF PGx'S RESPONSIBILITIES PURSUANT TO ARTICLE 14 (CONFIDENTIALITY), AND EXCEPT TO THE EXTENT PGx MAY BE REQUIRED TO INDEMNIFY SPT FOR PRODUCTS LIABILITY CLAIMS UNDER SECTION 16.2 CLAUSE (iv), IN NO EVENT SHALL PGx'S AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS CSA UNDER ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT, STATUTORY OR OTHERWISE) WITH RESPECT TO PGx'S OBLIGATIONS UNDER THIS CSA IN ANY CALENDAR YEAR EXCEED [*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

ARTICLE 17
MISCELLANEOUS
     17.1. Expenses. Except as otherwise specified in this CSA, all costs and expenses (including fees and expenses of counsel, financial advisors and accountants) incurred in connection with this CSA will be paid by the Party incurring such costs and expenses.
     17.2. Worker Safety. SPT shall maintain a safe work environment at the facility, and shall comply with all Applicable Law with respect thereto.
     17.3. Force Majeure. Any delay or failure in the performance of any of the duties or obligations of any Party caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and unless provided to the contrary herein, the time required for performance shall be extended for a period equal to the period of such delay; provided, however, that a force majeure event resulting in a delivery being more than ninety (90) days late shall not affect the Parties’ rights under Section 4.2. Such events shall include without limitation, acts of God; acts of the public enemy; insurrection; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; unavailability of raw materials; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give immediate notice to the other Party of such cause, and shall use commercially reasonably efforts to relieve the effect of such cause as rapidly as reasonably possible.
     17.4. Notice Provision. Any notice required under this CSA shall be in writing sent by overnight mail, postage prepaid (confirmed by such overnight mail) addressed as follows:
If to PGx:
PGxHealth, LLC
c/o Clinical Data, Inc.
One Gateway Center, Suite 702
Newton, Massachusetts 02458
Attn: Chief Legal Officer
If to SPT:
ScinoPharm Taiwan, Ltd.
No.1, Nan-Ke 8th Road
Tainan Science-Based Industrial Park
Shan-Hua, Tainan County 74144, Taiwan, R.O.C.
Attn: Jo Shen, President and CEO

          All notices shall be deemed to be effective on the date of receipt, unless otherwise specified herein. Either Party may change its address for notice by notice given to the other party in accordance with this section.
     17.5. Waiver. The failure of either Party to require strict performance of any term of this CSA shall not operate as or be construed to be a waiver of any other or subsequent breach of or right under this CSA.
     17.6. Invalidity. In case any one or more of the provisions contained in this CSA shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the validity of any other provision of this CSA, and such provision(s) shall be modified to the extent necessary to make it (them) enforceable.
     17.7. Entire Agreement. This CSA, together with the Exhibits attached hereto, which are incorporated herein by reference, set forth the entire understanding between the Parties as to the subject matter hereof and, on and as of the Effective Date, this CSA shall supersede all documents, verbal consents or understanding made before the conclusion of this CSA with respect to the subject matter hereof with the exception that the terms of that certain API Manufacturing and Supply Master Services Agreement, dated as of May 12, 2008, by and between SPT and PGx (the “MSA”), shall remain in full force and effect for any development services or services outside the scope of this CSA performed thereunder (and except as specifically superseded under this CSA). None of the terms of this CSA shall be amended or modified except in writing signed by a duly authorized officer of each Party.
The Letter Agreement between the Parties signed as of June 23, 2010 is superceded by this CSA. The monies paid under that Letter Agreement shall be credited against amounts due under this CSA. The purchase order required under such Letter Agreement to be placed for [*] of Product shall be placed as a Purchase Order under this CSA promptly after signature of this CSA.
     17.8. No Partnership. Nothing in this CSA shall be construed to create between the Parties a partnership, association, joint venture or agency.
     17.9. No Third Party Beneficiary. Nothing in this CSA will confer any rights upon any person or entity which is not a party to this CSA. Each Party shall be an independent contractor with, not an employee or partner of, the other Party.
     17.10. Liabilities. Neither Party shall at any time enter into or incur any obligation or liability on behalf of the other Party and neither Party shall hold itself out to third parties as having the authority to do the same.
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

     17.11. GOVERNING LAW. THIS CSA, ALL TRANSACTIONS CONTEMPLATED HEREBY BETWEEN THE PARTIES, ALL RELATIONSHIPS BETWEEN THE PARTIES HEREUNDER AND ALL DISPUTES BETWEEN THE PARTIES WITH RESPECT TO ANY OF THE FOREGOING SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PROVISION (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS SHALL NOT APPLY TO THIS AGREEMENT
     17.12. CONSENT TO JURISDICTION. EACH PARTY AGREES THAT ANY DISPUTES BETWEEN THE PARTIES WITH RESPECT TO THIS CSA SHALL BE COMMENCED AND PROSECUTED EXCLUSIVELY IN THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN THE STATE OF NEW YORK AND ANY UNITED STATES APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “NEW YORK COURTS”). EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY PROCEEDING ARISING OUT OF OR RELATING TO ANY DISPUTES BETWEEN THE PARTIES WITH RESPECT THIS CSA IN ANY OF THE NEW YORK COURTS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH PROCEEDING IN ANY OF THE NEW YORK COURTS. EACH PARTY CONSENTS AND SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY OF THE NEW YORK COURTS IN RESPECT OF ANY SUCH PROCEEDING. PROCESS WITH RESPECT TO ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, AND MAY BE SENT OR DELIVERED TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES SET FORTH IN SECTION 17.2 OR IN ANY OTHER MANNER OTHERWISE PERMITTED BY APPLICABLE LAW.
     17.13. Attorneys’ Fees. In any litigation or other proceeding arising out of or relating to this CSA, any transactions contemplated hereby, any relationships between the Parties hereunder and any disputes between the Parties with respect to any of the foregoing, the prevailing Party shall be awarded its reasonable attorneys’ fees, and related costs and expenses incurred.
     17.14. Assignment; Successors and Assigns. This CSA may not be assigned or otherwise transferred to any successor by either Party without the prior written consent of the other Party; provided, however, that PGx may, without the consent of SPT but with notice to SPT, assign this CSA, (i) in connection with the transfer or sale of all or substantially all of the assets of PGx or the business to which this CSA pertains; (ii) in the event of the merger, consolidation, acquisition, or similar transaction involving PGx and/or any Affiliate of PGx, of PGx with another company; (iii) in connection with a sub-licensing, partnering, or other similar business transaction relating to the assets of PGx or the business to which this CSA pertains; or (iv) to any Affiliate of PGx; provided further, however, that SPT may, without the consent of PGx, assign this CSA in connection with the transfer or sale of all or substantially all of the stock of SPT or of the assets of the business of SPT to which this CSA relates, or in the event of the merger, consolidation, acquisition, or similar transaction involving SPT, and/or any Affiliate of SPT, with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this CSA. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment. This CSA shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. SPT shall ensure that any successor to SPT’s manufacturing capabilities shall agree in writing to supply Product to PGx under the terms of this CSA and otherwise to perform SPT’s obligations under this CSA. If SPT assigns this Agreement in connection with its acquisition (whether by merger, sale of stock or substantially all assets or other form of transaction) to an entity engaged in the manufacture and/or sale of generic pharmaceutical products (a “Generic Acquisition”), then PGx shall have the right (but not the obligation) to terminate this CSA without recourse as to all matters other than in-process or in-inventory Purchase Orders, by written notice to SPT within 60 days after the later of the Generic Acquisition or SPT’s written notice to PGx of the Generic Acquisition.
     17.15. Titles and Headings. The titles and headings to sections hereof are inserted for convenience of reference only, and are not intended to be a part of, or to affect the meaning or interpretation of, this CSA.
     17.16. Counterparts. This CSA may be executed in one or more counterparts, all of which (when executed and delivered) shall be considered one and the same agreement, it being understood that all parties hereto need not sign the same counterpart. Counterparts may be delivered via facsimile or other electronic transmission method (including .pdf) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
     17.17. English Language Version Controls. This CSA has been prepared in the English language, and the English language version of this CSA shall be the binding agreement of the Parties, notwithstanding that this CSA may be translated into any other language.
[Signatures on the following page.]

     IN WITNESS WHEREOF, the Parties hereto have caused this CSA to be executed, under seal, as of the date first written above.

“PGx”		“SPT”
PGXHEALTH, LLC		SCINOPHARM TAIWAN, LTD.

By PGxHealth Holding, Inc., its sole Member

By:	/s/ Andrew J. Fromkin	By:	/s/ Jo Shen, Ph.D
	Andrew J. Fromkin		Jo Shen, Ph.D.
	President & CEO		President & CEO

PGXHEALTH, LLC

By PGxHealth Holding, Inc., its sole Member

By:	/s/ C. Evan Ballantyne
C. Evan Ballantyne
EVP & Chief Financial Officer

EXHIBIT A
PRICING
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

EXHIBIT B
SPECIFICATIONS
Key Material Specifications
[*]
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

EXHIBIT C
MINIMUM PURCHASE COMMITMENT & MINIMUM ORDER QUANTITY
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of
1934, as amended.

EXHIBIT D
KEY MATERIALS / QUALIFIED VENDORS / SECOND FACILITY

Qualified
Key Material*	Vendor(s)	Manufacturing Location
C-3	Unibest	No.908 Qingmu road, Yimin Village, Heqing Town, Pudong, Shanghai, Jiangsu, China

4-cyanophenylhydrazine	InFine Chem.	Junction between Huanghai 3rd Rd. and Yangkou 1st Rd., Yangkou Chemical Industrial Park, Rudong County, Jiangsu Province, P.R. China

6-chlorohexanol	Ningbo Inno PharmChem	Xilin Town, Changzhou, Jiangsu, China
	Co., Ltd.	213024

*	Key Materials are further described in Exhibit B to this CSA.
Second Facility: None.

EXHIBIT E
FORM OF PURCHASE ORDER
Purchase Order Number:
Purchase Order Date:
Kilograms of Product Ordered:
Delivery Date:

Delivery Point:

Price per Kilogram of Product Ordered:
Total Amount of Purchase Order:
Additional Comments:
PGXHEALTH, LLC

By:
Name:
Title:

EXHIBIT F
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit G
FORECAST EXAMPLE
This example is provided for clarity and shall not be read to imply the right to order partial batches from SPT.
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1

Exhibit H
MINIMUM PURCHASE QUANTITY SHORTFALL EXAMPLE
This Exhibit H provides an example of how an MPC Shortfall might develop and how it would be addressed. This example is provided for clarity and shall not be read to imply the right to order partial batches from SPT.
[*]
Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2